Exhibit 5.1

Gregory S. Gallopoulos

Senior Vice President

    General Counsel

July 1, 2026

General Dynamics Corporation

11011 Sunset Hills Road

Reston, Virginia 20190

Dear Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of General Dynamics Corporation, a Delaware corporation (the “Company”). I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof to register (i) 10,000,000 additional shares (the “Shares”) of common stock, par value $1.00 per share, of the Company which may be offered and sold from time to time pursuant to the General Dynamics Corporation 401(k) Plan 3.0 (the “3.0 Plan”), the General Dynamics Corporation 401(k) Plan 6.0 (the “6.0 Plan”), the General Dynamics Corporation 401(k) QACA Plan (the “QACA Plan”), and the General Dynamics Corporation 401(k) Plan for Represented Employees (the “Represented Employees Plan” and, together with the 3.0 Plan, the 6.0 Plan, and the QACA Plan, collectively, the “Plans”) and (ii) an indeterminate amount of plan interests under the Plans.

I, or attorneys under my supervision, have examined originals or copies of each of (i) the Registration Statement, (ii) the Plans, (iii) the Restated Certificate of Incorporation of the Company, as amended to date, (iv) the Amended and Restated By-Laws of the Company, as amended to date, and (v) such other documents and records as I have deemed necessary or appropriate for the purpose of rendering this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based on the foregoing, I am of the opinion that, when the Registration Statement, including any amendments thereto, becomes effective under the Securities Act, the Shares that may be issued by the Company pursuant to the Plans have been duly authorized by all necessary corporate action of the Company and, when duly issued, delivered and paid for in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

I am admitted to the bar in the State of Illinois, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ GREGORY S. GALLOPOULOS

GREGORY S. GALLOPOULOS

11011 Sunset Hills Road

Reston, VA 20190